EXHIBIT 5.1

1555 Palm Beach Lakes Boulevard, Suite 310 West Palm Beach, FL 33401-2327 Tel: (561) 478-7077 Fax: (561) 659-0701 www.harriscramer.com

July 13, 2007

Mr. Michael Cordani

Chief Executive Officer

GelTech Solutions, Inc.

1460 Park Lane South, Suite 1

Jupiter, FL 33458

Re:

GelTech Solutions, Inc.

Dear Mr. Cordani:

You have advised us that GelTech Solutions, Inc. (the “Company”) is filing with the United States Securities and Exchange Commission a Registration Statement on Form SB-2 with respect to:

•

2,045,621 shares of common stock, $0.001 par value, which are currently outstanding, and

•

207,311 shares of common stock, $0.001 par value, underlying outstanding warrants.

All of these shares of common stock will be offered for sale by the appropriate security holders (the “Selling Shareholders”).

In connection with the filing of this Registration Statement, you have requested that we furnish you with our opinion as to the legality of (i) such of the Company’s shares of common stock as are presently outstanding and (ii) such shares as shall be offered by the Selling Shareholders pursuant to the Prospectus which is part of the Registration Statement.

You have advised us that as of July 13, 2007, the Company’s authorized capital consists of:

•

50,000,000 shares of common stock, $0.001 par value per share, of which 10,285,000 shares are issued and outstanding, and

•

5,000,000 shares of preferred stock, $0.001 par value, of which no shares are issued and outstanding.

Mr. Michael Cordani

July 13, 2007

After having examined the Company’s Certificate of Incorporation, Amended and Restated Bylaws, minutes, and the financial statements contained in the Prospectus, we are of the opinion that the 2,045,621 shares of common stock currently outstanding and the 207,311 shares of common stock issuable upon exercise of the warrants will be, when offered and sold and valid consideration for the exercise of the warrants has been received, fully paid and non-assessable, duly authorized and validly issued.

We consent to the use of our name in the Prospectus under the caption “Legal Matters.”

Very truly yours,

/s/ Harris Cramer LLP

Harris Cramer LLP